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                                                               Exhibit 99.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



                           Re:  Boston Edison Company
                                Registration on
                                Form S-3



We are aware that our report dated November 15, 1999 on our review of the interim financial information of Boston Edison Company (Boston Edison) for the period ended September 30, 1999 and included in this Form 10-Q is incorporated by reference in Boston Edison's registration statement on Form S-3 (File No. 33-57840). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





Hartford, Connecticut               PricewaterhouseCoopers LLP
November 15, 1999